Exhibit 2


                         AMENDMENT TO MERGER AGREEMENT

          AMENDMENT (this "Amendment"), dated as of October 21, 1997, to the Agreement and Plan of Merger dated as of August 12, 1997 (the "Agreement") among RANGER HOLDINGS CORP., a Delaware corporation ("Parent"), RANGER ACQUISITION COMPANY, a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and LIN TELEVISION CORPORATION, a Delaware corporation (the "Company").

                             W I T N E S S E T H:

          WHEREAS, the parties hereto desire to amend the Agreement; and

          WHEREAS, Section 7.5 of the Agreement permits amendments to the Agreement by written instrument signed by the parties to such amendment.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:
Capitalized terms not defined herein which are used herein shall be as defined in the Agreement.

                                  ARTICLE I.

                          AMENDMENTS TO THE AGREEMENT

          Section 1.1 Merger Consideration. Section 2.1(c) of the Agreement is hereby amended by substituting "$55.00" in place of "$47.50".

          Section 1.2  Additional Amounts.   Section 2.1(e)(i) of the
Agreement is hereby amended to read in its entirety as follows:

          "(i) The amount of cash to which holders of issued and outstanding shares of Company Common Stock shall be entitled pursuant to Section 2.1(c) shall be increased by an additional amount per share equal to $55.00 multiplied by a fraction (A) the numerator of which shall be equal to the Applicable Rate (as defined below) multiplied by the number of days from and including February 15, 1998 (the "Accretion Start Date"), to but excluding the date on which the Effective Time occurs and (B) the denominator of which shall be 365."

          Section 1.3  Amendments to the Representations.

          (a) The second paragraph of Section 3.1(a) of the Agreement is hereby amended by (i) replacing the language "and (ii)" with ", (ii)" and
(ii) inserting the following in the second sentence thereof after the phrase "FCC rule making proceeding or other action":

          "and (iii) any suit, action, claim or proceeding of any
          kind brought by or on behalf of any shareholder of the
          Company relating to any of the transactions contemplated
          by this Agreement, the PMVG Agreement, the Shareholder
          Agreements or the WOOD Agreement"
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          (b)  Section 3.1(t)(i) of the Agreement is hereby amended by inserting in the second parenthetical thereof after the words "other than" the following:

          "any amendment to this Agreement, any agreements relating to the Venture (as defined in Section 4.6),"

          (c) Section 3.2(f) of the Agreement is hereby amended by (i) replacing the word "and" before the words "Chase Securities" with a comma and
(ii) inserting the words "and Greenhill & Co. LLC" after "Chase Securities,
Inc."

          Section 1.4  Financing.   Section 3.2(e) of the Agreement is hereby
amended by:

          (a) deleting the first sentence of Section 3.2(e) in its entirety and replacing it with the following:

          "Parent and Sub have delivered to the Company true and complete copies of: (i) a binding commitment letter from Hicks, Muse, Tate & Furst Equity Fund III, L.P., a Delaware limited partnership ("Fund III") to provide equity financing in an amount not less than $835 million to provide Parent and Sub a portion of the funds necessary to consummate the transactions contemplated hereby and (ii) a binding commitment letter or letters from The Chase Manhattan Bank, N.A. and/or Chase Securities, Inc. to provide debt financing in an amount not less than $1.255 billion in the aggregate to provide Parent and Sub all remaining funds necessary to consummate the transactions contemplated hereby (collectively, the "Commitment Letters")"; and

          (b)  inserting the following sentence after the last sentence of
Section 3.2(e):

          "Notwithstanding the foregoing, if Parent delivers the Venture Notice (as defined in Section 4.6), Parent and Sub shall deliver concurrently therewith alternative binding commitment letters (the "Alternative Commitments") to the Company (i) to provide equity financing from Fund III in an amount not less than $750 million, (ii) to provide debt financing from Chase Manhattan Bank, N.A. and/or Chase Securities, Inc., in an amount not less than $520 million in the aggregate and
          (iii) to provide debt financing from General Electric Capital Corporation or one of its affiliates in an amount not less than $815.5 million."

          Section 1.5  Amendment to Section 4.1.  The first paragraph of
Section 4.1 of the Agreement is hereby amended by substituting the parenthetical "(including Section 4.2)" for the first parenthetical thereof.

          Section 1.6 Joint Venture Option. The Agreement is hereby amended to insert the following Section 4.6:
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          "SECTION 4.6  Joint Venture Option.  If Parent so requests in writing (the "Venture Notice") prior to the fifteenth (15th) business day following the date on which FCC approval of the FCC Application with respect to the transfer of the FCC Licenses of television station KXAS-TV to an entity controlled by NBC shall have become final, then the Company, without the payment of any additional Merger Consideration, will take all actions necessary or reasonably advisable, including, without limitation, executing and performing its obligations under the definitive documentation which shall be in form and substance reasonably satisfactory to the Company, to implement prior to the Effective Time
     (i) a television station joint venture (the "Venture") involving certain assets owned by LIN Television of Texas, L.P. and certain assets owned by a subsidiary of National Broadcasting Company, Inc. ("NBC") and (ii) the financing thereof, in each case in the manner described in that certain Letter Agreement Regarding Proposed Television Station Joint Venture and Asset Sale, dated October 21, 1997 (the "Letter Agreement") among Parent and NBC, a true and complete copy of which has been provided to the Company. Promptly upon execution of this Amendment, the Company will cooperate with Parent in filing all materials necessary to obtain FCC approval in connection with the Venture, whether or not the Venture Notice has been delivered to the Company. The obligation of the Company to execute the definitive documentation relating to the Venture is expressly conditioned upon there being included in such documentation: (a) an indemnity substantially in the form set forth in
     Section 13 of the Letter Agreement and (b) an agreement setting forth the mechanism for the unwind of the Venture, substantially in the form set forth in Section 13 of the Letter Agreement. Upon written request of Parent, the Company agrees to waive the condition to closing set forth in Section 6.1(c) with respect to the transfer of the FCC Licenses pertaining to the ownership and operation of the television station KXAS-TV by an entity controlled by NBC. In connection with the Letter Agreement, the Company has been provided with a true and complete copy of NBC's consent, pursuant to the Network Agreements between the Company and/or its affiliates and NBC and/or its affiliates (the "NBC Network Agreements"), to the transfer of control of the FCC Licenses of the Company Stations covered by such Network Agreements to Parent or its affiliate upon consummation of the Merger. If the transactions set forth in Sections 4(a) and 4(b) of the Letter Agreement shall not have occurred on or prior to May 1, 1998, then the Company's obligations set forth in this Section 4.6 shall thereafter terminate and this Section
     4.6 shall be of no further force and effect."

          Section 1.7 Amendment to Section 5.1. Section 5.1 of the Agreement shall be amended by replacing the phrase "On or prior to December 31, 1997" with "On or prior to January 15, 1998"

          Section 1.8 Access to Information; Confidentiality. Section 5.2 of the Agreement is hereby amended by:

          (a) inserting the following sentence immediately following the first sentence thereof:

          "The Company acknowledges and agrees that, for the purpose of this Section 5.2 and in relation to the operations, business and assets of television stations KXAS-TV and KXTX-TV, NBC shall be deemed to be one of

          Parent's financing sources with respect to the transactions contemplated by this Agreement"; and

          (b) inserting the following phrase at the end of the second sentence thereof:

          ", provided, that the Company hereby consents to the disclosure by Parent to NBC of the Evaluation Material (as defined in the Confidentiality Agreement) relating to the operations, business and assets of television stations KXAS-TV and KXTX-TV."

          Section 1.9 Superior Proposal. Section 5.3(d)(ii) of the Agreement is hereby amended to (a) insert the phrase "on or after October 22" following the phrase "made by a third party" and (b) insert the phrase "after giving effect to the Amendment" following the phrase "the Merger."

          Section 1.10 Definitive Financing Documents. Section 5.11 of the Agreement is hereby amended by deleting the first two sentences thereof in their entirety.

          Section 1.11 Conditions. (a) Section 6.1(c) of the Agreement is hereby amended by deleting the second sentence thereof in its entirety and replacing it with the following:

          "For purposes of this Agreement, FCC Approval of the FCC Application shall be deemed to be final if the FCC has taken action (i) approving the transfer of the FCC Licenses for the ownership and operation of the Company Stations pursuant to the Merger and (ii) if Parent has delivered the Venture Notice, approving the transfer of the FCC Licenses for the ownership and operation of television station KXAS-TV as contemplated by the Letter Agreement, which in the case of each such approval has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which no timely request for stay, petition for reconsideration or appeal or sua sponte action of the FCC with comparable effect is pending and as to which the time for filing any such request, petition or appeal or for the taking of any such sua sponte action by the FCC has expired, provided, that the requirement that such FCC Approval must be final may be (A) waived in writing by Parent or (B) waived in writing by the Company with respect to the transfer of the FCC Licenses pertaining to television station KXAS-TV (which waiver may only be effected if requested by Parent pursuant to Section 4.6); and, provided further, that the requirement that final FCC Approval with respect to the transfer of the FCC Licenses for the ownership and operation of television station KXAS-TV by an entity controlled by NBC shall not be a closing condition if such final approval shall not have been obtained by May 1, 1998."

          (b) Section 6.2(d) of the Agreement is hereby amended by inserting the following sentence after the last sentence thereof:

          "The Company and Parent acknowledge in connection with the foregoing that a true, correct and complete copy of NBC's consent, under the NBC Network Agreements, to the transfer of control of the FCC Licenses of the Company Stations covered by the NBC Network Agreements to Parent or its affiliate in connection with the Merger has been delivered to the Company."

          Section 1.12  Termination Date.

          (a) Section 7.1(e) of the Agreement is hereby amended by deleting "May 12, 1998" and replacing it with "June 30, 1998."

          (b) Section 7.1(g) of the Agreement is hereby amended by replacing "January 15, 1998" with "January 31, 1998".

          (c) Section 7.1(j) of the Agreement is hereby amended by deleting subclause (ii) thereof and renumbering subclause (iii) as new subclause (ii).

          Section 1.13 Fees and Expenses. (a) Section 7.3(b)(i) of the Agreement is hereby amended to read in its entirety as follows:

          "(i) if Parent terminates this Agreement under Section 7.1(g), the Company shall pay Parent upon such termination (A) $64 million as an alternative transaction fee (the "Termination Fee") plus (B) $10 million as reimbursement of the expenses of Parent and Sub, provided that Parent will present statements documenting the expenses referenced in clause (B) to the Company within five (5) business days following such termination, together with a refund of any amounts which are not supported by such documentation"; and

          (b) Section 7.3(b)(iii) of the Agreement is hereby amended by substituting "$10 million" in place of "$4 million."

          Section 1.14 Amendment to Section 8.5. Section 8.5 of the Agreement shall be amended by adding prior to the words "the Confidentiality Agreement" the first time they appear the following:

          "the Letter Agreement, the Shareholders Agreements"

          Section 1.15 Effect of the Venture. The Agreement is hereby amended to insert the following Section 8.12:

          "Section 8.12 Effect of the Venture. Any actions taken by the Company to implement the Venture pursuant to, and consistent with, its obligations under Section 4.6 of the Agreement (and the results thereof) shall not (i) constitute a breach of any representation, warranty or covenant under the Agreement, (ii) be taken into account in determining whether there has been or may be a Material Adverse Effect on the Company and (iii) in any respect be the basis for Parent or Sub having the right to terminate the Agreement."

          Section 1.16 References to Financing Documents. The Agreement shall be amended by replacing the words "Financing Documents" with the words

"Commitment Letters and Alternative Commitments" in Sections 5.11, 6.2(c), 7.1(i) and 7.1(j) of the Agreement.


                                  ARTICLE II
                                 MISCELLANEOUS

          Section 2.1 Definitions. Capitalized terms used in this Amendment and not defined herein shall have the meanings ascribed thereto in the Agreement.

          Section 2.2 Effect of Amendment. Except as expressly amended by this Amendment, the provisions of the Agreement shall remain unchanged and in full force and effect.

          Section 2.3 Governing Law. This Amendment shall be governed by and interpreted in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          Section 2.4 Counterparts. This Amendment may be executed in counterparts, each of which shall be an original and all of which shall together constitute one and the same instrument.

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          IN WITNESS WHEREOF, Parent, Sub and the Company have caused this
Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized to execute the same by their respective Boards of Directors.

                    RANGER HOLDINGS CORP.


                    By: /s/ Michael Levitt

                       Michael J. Levitt
                       Vice President

                    RANGER ACQUISITION COMPANY

                    By: /s/ Michael Levitt

                       Michael J. Levitt
                       Vice President


                    LIN TELEVISION CORPORATION


                    By: /s/ Peter Maloney

                       Peter Maloney
                       Vice President, Finance